Exhibit 24 POWER OF ATTORNEY KNOW ALL PERSONS BY THESE PRESENTS, that I appoint each of Omar N. Chaudhary, Amy L. Cralam, and Jake C. Blavat as my true and lawful agents and attorneys-in-fact with respect to all matters arising in connection with the my reporting obligations under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) as amended, and related rules and regulations, with full power and authority to execute and deliver for and on my behalf all Securities and Exchange Commission Forms 3, 4, 5, Form ID, and other documents in connection therewith regarding Alliant Energy Corporation, Interstate Power and Light Company, and Wisconsin Power and Light Company (collectively, the “Company”) securities, as each of said agents and attorneys-in-fact may deem advisable. I hereby give each of the named agents and attorneys-in-fact full power and authority to act in the premises, and hereby ratifies and confirms all that each of said agents and attorneys-in-fact may do by virtue hereof. I acknowledge that each attorney-in-fact, in serving in such capacity at my request, is not assuming any of my responsibilities to comply with the Exchange Act. I agree to defend and hold harmless each attorney-in-fact from and against any and all loss, damage or liability that such attorney-in-fact may sustain as a result of any action taken in good faith hereunder. This Power of Attorney shall remain in full force and effect until I am no longer required to file documents with respect to my holdings of and transactions in securities issued by the Company, unless earlier revoked by me in writing or by executing a new Power of Attorney. IN WITNESS WHEREOF, I have executed this Power of Attorney on this _23__ day of March, 2023. ____________________________ Benjamin M. Bilitz